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                                                                EXHIBIT 99.p.2

                        CODE OF ETHICS -- ABN AMRO FUNDS

SECTION I         STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

         This Code of Ethics (the "Code") had been adopted by the ABN AMRO Funds (the "Fund"), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the "Act"), as amended. The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to the Fund, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. This Code applies to each series of the Fund.

         The Code is based on the principle that Access Persons of the Fund as defined in Section II hereof owe a fiduciary duty to the Fund to conduct their personal securities transactions in a manner that does not interfere with the Fund's transactions or otherwise take unfair advantage of their relationship with the Fund. All Access Persons are expected to adhere to this general principle as well as to comply with all of the specific provisions of the Code that are applicable to them.

         Technical compliance with the Code will not automatically insulate Access Persons from scrutiny of transactions that show a pattern of compromise or abuse of the individual's fiduciary duties to the Fund. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interest of the Fund and its shareholders. In summary, all Access Persons shall place the interest of the Fund before their own personal interests.

         Directors, officers or Advisory Persons of the Funds' investment advisers ("Advisers") or subadvisers ("Subadvisers") who are subject to the code of ethics of their respective organizations, which code has been approved by the Funds' Board of Trustees in accordance with Rule 17j-1, shall not be subject to the provisions of this code. The compliance officer for each of the Advisers and the Subadvisers shall make periodic reports to the Compliance Officer of the Fund with respect to the compliance by such persons with the code of ethics and reports to the Board of Trustees of the Fund as required by Rule 17j-1.

         All Access Persons must read and retain this Code of Ethics.

SECTION II        DEFINITIONS

         (A) "Access Person" means any trustee, Advisory Trustee (as defined below) officer or Advisory Person (as defined below) of a Fund, except for any trustee, officer or Advisory Person of the Fund who is also an officer, director or employee of an Adviser or a Subadviser whose code of ethics has been approved by the Fund's Board of Trustees.

         (B) An "Advisory Person" means: (i) any employee of the Fund, or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of any Covered Security by the Fund.

         (C) An "Advisory Trustee" means any person engaged on a non-voting, consulting basis to the trustees of the Fund and who is identified as an advisory trustee in the registration statement of the Fund.

         (D) "Beneficial Ownership" is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "1934 Act") in determining

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                  whether  a person is a beneficial owner of a security for
                  purposes of Section 16 of the 1934 Act and the rules and regulations thereunder. Generally, an employee is regarded as having beneficial ownership in those securities held in his or her name, the name of his or her spouse and the names of his or her immediate family sharing the same household. A person may be regarded as having beneficial ownership in the securities held in the name of another person (individual, partnership, corporation, trust or another entity) if, by reason of contract, understanding or relationship he or she obtains or may obtain therefrom benefits substantially equivalent to those of ownership.

         (E) "Compliance Officer" means the chief compliance officer of the Fund.

         (F) "Control" shall have the same meaning as set forth in Section 2(a)(9) of the Act.

         (G) "Covered Security" means a security as defined in Section 2(a)(36) of the Act, to wit: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, pre organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. "Covered Security" does not include: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act, common trust funds or commingled funds. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, "Derivatives"). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

         (H) "Independent Trustee" means a trustee of the Fund who is not an "interested person" of the Fund within the meaning of
                  Section 2(a)(19) of the Act.

         (I) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

         (J) Investment Personnel" of the Fund means (i) any employee of the Fund (or of any company in a control relationship with the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and
                  (ii) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.



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         (K)      "Limited Offering" means an offering that is exempt from
                  registration under the 1933 Act pursuant to Section 4(2) or
                  Section 4(6) thereof pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

         (L) "Non-Advisory Interested Trustee" means any trustee of the Fund who is not classified as an Independent Trustee in the registration statement of the Fund and who is not an Advisory Person.

         (M) "Security Held or to be Acquired" by a Fund means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Fund; or (B) is being or has been considered by an Adviser or Subadviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in the Section II(G).

SECTION III       OBJECTIVE AND GENERAL PROHIBITIONS

         Access Persons must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in the Code. Therefore, Access Persons may not engage in any investment transaction under circumstances in which the Access Person benefits from or interferes with the purchase or sale of investments by the Fund. In addition, Access Persons may not use information concerning the investments or investment intentions of the Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interest of the Fund.

         Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments for the Fund. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of a fund or any affiliated person of an investment adviser or principal underwriter of a fund, directly or indirectly, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by a fund to:

                           (i) employ any device, scheme or artifice to defraud a fund;

                           (ii) make any untrue statement of material fact to a fund or omit to state to a fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                           (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a fund; or

                           (iv) engage in any manipulative practice with respect to a fund.

         Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by
Section IX below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

SECTION IV        PROHIBITED TRANSACTIONS

       (A)        (1)    An Access Person, other than an Independent Trustee, a
                  Non-Advisory Interested Trustee or an Advisory Trustee, may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership unless such Access Person:

                           (i)      obtains advance clearance of such
                                    transaction pursuant to Section V; and



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                           (ii)     reports to the Compliance Officer the
                                    information described in Section VI
                                    of this Code.

                  (2) Without limiting the generality of the foregoing, Investment Personnel must obtain approval from the Chairman of the Fund before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering. In the case of the Chairman, approval shall be given by ABN AMRO Asset Management Holdings, Inc.'s Chief Financial Officer. Investment Personnel who have been authorized to acquire securities in an Initial Public Offering or who have Beneficial Ownership of such securities prior to such Investment Personnel's employment by the Fund shall be required to disclose that ownership when they play a part in an Adviser's or Subadviser's subsequent consideration of a transaction in the securities of that issuer. In such circumstances, the Adviser's or Subadviser's decision to purchase or sell securities of the issuer shall be subject to an independent review by Investment Personnel with no personal interest in the issuer.

                  (3) Without limiting the generality of the foregoing subsection (A)(1) of this Section, Investment Personnel must obtain approval from the Chairman of the Fund before directly of indirectly acquiring Beneficial Ownership in any securities in a Limited Offering. In the case of the Chairman, approval shall be given by ABN AMRO Asset Management Holdings, Inc.'s Chief Financial Officer. Investment Personnel who have been authorized to acquire securities in a Limited Offering or who have Beneficial Ownership of such securities prior to such Investment Personnel's employment by the Fund shall be required to disclose that ownership when they play a part in an Adviser's or Subadviser's subsequent consideration of a transaction in the securities of that issuer. In such circumstances, the Adviser or Subadviser's decision to purchase or sell securities of the issuer shall be subject to an independent review by Investment Personnel with no personal interest in the issuer.

         Without limiting the generality of the foregoing subsection (A)(1) of this Section, an Access Person shall not profit in the purchase and sale, or sale and purchase of the same (or equivalent) securities within 30 calendar days. Exceptions will only be approved on a case by case basis by the Chairman of the Fund. In the case of the Chairman, approval is to be given by ABN AMRO Asset Management Holdings, Inc.'s Chief Financial Officer.

         (B) An Independent Trustee, a Non-Advisory Interested Trustee, or an Advisory Trustee may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership if he or she knows or should known at the time of entering into the transaction that (1) the Fund was purchasing or selling the Covered Security; or (2) an Adviser or a Subadviser of the Fund was considering purchasing or selling the Covered Security for the Fund.

         (C) The prohibitions of Section IV(A)(1) and the pre-clearance requirements of Section V do not apply to:


                  (1) Purchases that are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program ("DRIP") (This exception does not apply, however, to optional cash purchases pursuant to a
                           DRIP);

                  (2) Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights;

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                  (3)      Transactions in futures contracts on U.S. Treasury
                           obligations (and related options) effected on a U.S. commodities exchange;

                  (4) Involuntary (i.e. non-volitional) purchases and sales of Covered Securities;

                  (5) Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control;

                  (6) Transactions involving the exercise of ABN AMRO stock options; and

                  (7) Transactions in equity securities where the transaction (or series of related transactions) involves under $10,000, of a company with market capitalization of over $10 billion.

SECTION V         PRE-CLEARANCE PROCEDURES

         (A)      From Whom Obtained

                  Pre-clearance of a personal transaction in a Covered Security required to be approved pursuant to Section IV above must be obtained from the Head EquityTrader or the Head Fixed Income Trader of the Adviser or Subadviser, as appropriate or, if unavailable, his or her designate. Each of these persons is referred to in this Code as a "Clearing Officer." A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from the Chairman of the Fund.

         (B)      Factors Considered in Clearance of Personal Transactions

                  Investment Personnel shall not buy or sell a security within at least seven calendar days before and after the series of the Fund with which they are affiliated trades in that security. Access Persons other than Investment Personnel will generally be permitted, subject to these pre-clearance procedures, to buy or sell a security one calendar day before or after the Fund trades in the security. A Clearing Officer may refuse to grant clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, in addition to the above-mentioned time-frames, a Clearing Officer will consider the following factors in determining whether to clear a proposed transaction:

                  (1) Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Covered Security; and

                  (2) Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of the Fund; and

                  (3) Whether the transaction is likely to affect the Fund adversely; and

                  (4) In extraordinary circumstances, whether the person making the proposed purchase or sale has demonstrated extreme financial hardship.

         (C)      Time of Clearance

                  (1) Access Persons may pre-clear trades only in cases where they have a present intention to effect a transaction in the Covered Security for which pre-clearance is sought. It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a


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                           Covered  Security at some future time depending on
                           market developments. Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same Covered Security.

                  (2) Pre-clearance of a trade shall be valid and in effect only for a period of eight (8) business hours from the time pre-clearance is given; provided, however, that a pre-clearance shall expire if and when the person becomes aware or should have become aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer at the time of pre-clearance. Accordingly, if an Access Person becomes aware or should have become aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to so advise a Clearing Officer before proceeding with such transaction.

         (D)      Form

                  Clearance must be obtained by requesting such clearance in a form acceptable to the Compliance Officer, which form shall set forth the details of the proposed transaction, and by obtaining the approval of a Clearing Officer (it being permitted that such form submission and approval be made through electronic means). If an Access Person requesting approval to purchase or sell a Covered Security that is owned by a Fund and such Access Person has responsibility regarding the determination by an Adviser or Subadviser of securities to be purchased or sold for the Fund, the Access Person must inform the Clearing Officer of that fact at the time approval to purchase or sell the Covered Security is sought. (didn't change this to Investment Personnel because everyone has to pre-clear and Investment Personnel are included in the definition of Access Person)

         (E)      Filing

                  A record of all pre-clearance requests shall be retained by the Compliance Officer for a period of at least five years from the time the request is made.

         (F)      Monitoring of Personal Transactions After Clearance

                  After clearance is given to an Access Person, the Compliance Officer shall monitor on a test basis the Access Person's transactions to ascertain whether the cleared transaction was executed within eight (8) business hours, whether it was executed in the specified amounts and what other securities transactions, if any, the Access Person executed.

         (G)      Exception from Pre-Clearance Procedures

                  The pre-clearance requirements of Section V do not apply to Independent Trustees, Non-Advisory Interested Trustees and Advisory Trustees.



SECTION VI        REPORTS BY ACCESS PERSONS

         (A)      Personal Securities Holdings Reports

                  All Access Persons shall within 10 days of the date which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title,




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                  number of shares and principal amount of all Covered
                  Securities in which they have a Beneficial Interest as of the date the person became an Access Person, in the case of such person's initial report, and as of the last day of the year, as to annual reports. Such report, in the form attached hereto as Exhibit A is hereinafter called a "Personal Securities Holdings Report." Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

         (B)      Quarterly Transaction Reports

                  Within ten (10) days after the end of each calendar quarter, each Access Person shall make a written report to the Compliance Officer of all transactions occurring in the quarter by which he or she acquired or disposed of a direct or indirect Beneficial Interest in any Covered Security. Such report, in the form attached hereto as Exhibit B, is hereinafter called a "Quarterly Securities Transaction Report."

                  A Quarterly Securities Transaction Report shall be on a form approved by the Compliance Officer and must contain the following information with respect to each reportable transaction:

                  (1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

                  (2) Title, interest rate and maturity date (if applicable), number of shares or principal amount of each Covered Security and the price at which the transaction was effected;

                  (3) Name of the broker, dealer or bank with or through whom the transaction was effected; and

                  (4)      The date the report is submitted by the Access
                           Person.

                  A Quarterly Securities Transaction Report must also contain the following information with respect to any account established by the Access Person in which any Covered Security in which the Access Person had a direct or indirect Beneficial Interest were held during the quarter.

                  (1) Names of the broker, dealer or bank with whom the Access Person established the account;

                  (2)      Date the account was established; and

                  (3)      The date the report is submitted by the Access
                           Person.

         (C)      Exceptions to Reporting

                  (1) An Independent Trustee who would be required to make a report solely by reason of being a Trustee of the Fund need not make a Personal Securities Holding Report under Section VI(A). An Independent Trustee who would be required to make a report solely by reason of being a Trustee of the Fund need not make a quarterly transaction report under Section VI(B), unless the Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known, that during the 15 days immediately before or after the

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                           Trustee's transaction in a Covered Security, a series
                           of the Fund purchased or sold the Covered Security, or a series of the Fund or its investment advisor or subadviser considered purchasing or selling the Covered Security for such series.

                  (2) An Advisory Trustee need not make a Personal Securities Holding Report. An Advisory Trustee need not make a quarterly transaction report under Section VI(B), unless the Advisory Trustee knew or, in the ordinary course of fulfilling his or her official duties as an Advisory Trustee, should have known, that during the 15 days immediately before or after the Trustee's transaction in a Covered Security, a series of the Fund purchased or sold the Covered Security, or a series of the Fund or its investment adviser or subadviser considered purchasing or selling the Covered Security for such series.

         (D)      Brokerage Accounts and Statements

                  Access Persons, except Independent Trustees and Advisory Trustees, shall:

                  (1) identify all securities, brokerage and commodities trading accounts in which they trade or hold securities in which they have a Beneficial Interest ("Accounts") at the time they become an Access Person and, thereafter, identify the account and the date the Account was established within ten (10) days after the end of the quarter during which such new account was established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

                  (2) Instruct the brokers for their accounts to provide duplicate account statements and copies of confirmations of all personal securities transactions to the Compliance Officer.

                  (3) On an annual basis, certify that they have complied with the requirements of (1) and (2) above.

         (E)      Form of Reports

                  A Quarterly Securities Transaction Report may include broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

         (F)      Responsibility to Report

                  It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VI. Any effort by the Fund to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

         (G)      Where to File

                  All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Compliance Officer.

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         (H)      Disclaimers

                  Any report required by this Section VI may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

SECTION VII       ADDITIONAL PROHIBITIONS

         (A)      Confidentiality of Advisory Clients' Transactions

                  Until disclosed in a public report to shareholders or the Securities and Exchange Commission in the normal course, all information concerning the securities "being considered for purchase or sale" on behalf of the Fund shall be kept confidential by all Access Persons and disclosed by them only on a "need to know" basis. It shall be the responsibility of the Compliance Officer to report any inadequacy found in this regard to the trustees of the Fund.

         (B)      Outside Business Activities

                  Access Persons, other than Independent Trustees, Non-Advisory Interested Trustees and Advisory Trustees, may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Fund. Similarly, no such outside business activities may be inconsistent with the interest of the Fund. Access Persons who are officers or employees of the Fund may not serve as directors of any public or private company, except with the prior approval of the Chairman of the Fund. All directorships held by such Access Persons shall be reported to the Compliance Officer.

         (C)      Gratuities

                  Access Persons, other than Independent Trustees, Non-Advisory Interested Trustees and Advisory Trustees, shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value $100 from any person, firm, corporation, association or other entity other than such person's employer that such Access Person knows or should have known does business, or proposes to do business with the Fund. This prohibition does not apply to an occasional meal or ticket to a theater, sporting or other entertainment event that is an incidental part of a meeting that has a clear business purpose.

SECTION VIII      ANNUAL CERTIFICATION

         (A)      Access Persons

                  Access Persons shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

         (B)      Organizations

                  No less frequently than annually, each of the Fund, the Advisers and the Subadvisers must furnish to the Fund's Board of Trustees and the Board must consider a written report that
                  (a) describes any issues arising under their respective code of ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of such code or procedures and sanctions imposed in response

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                  to material violations; and (b) certifies that the Fund,
                  Adviser or Subadviser has adopted procedures reasonably necessary to prevent its respective Access Persons from violating the code applicable to such Access Person.

SECTION IX        SANCTIONS

         Any violation of this Code shall be subject to the imposition of such sanctions by the Fund as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the Chairman or the Fund's officers and reported to the Fund's Board of Trustees, including a majority of the Independent Trustees. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure, disgorgement and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.

SECTION X         ADMINISTRATION AND CONSTRUCTION

         (A) The administration of this Code shall be the responsibility of the Compliance Officer in accordance with this Code and the Act.

         (B)      The duties of the Compliance Officer are as follows:

                  (1) Continually maintaining of a current list of all Access Persons with an appropriate description of their title of employment, including a notation of any directorships held by Access Persons who are officers or employees of the Fund or of any company that controls the Fund, and informing all Access Persons of their reporting obligations hereunder;

                  (2) On an annual basis, providing all Access Persons a copy of this Code and informing such persons of their duties and obligations hereunder;

                  (3) Maintaining or supervising the maintenance of all records and reports required by this Code;

                  (4) Obtaining and maintaining listings of all personal securities transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions on a test basis against a listing of all transactions effected by the Fund;

                  (5) Issuing either personally or with the assistance of counsel as may be appropriate, any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

                  (6) Conducting inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Board of Trustees of the Fund; and

                  (7) Submitting to the Board of Trustees of the Fund, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VIII(B).

         (C) The Compliance Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business, the following records:

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                  (1)      A copy of all codes of ethics adopted by the Fund
                           pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

                  (2) A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

                  (3) A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

                  (4) A copy of each report made by the Compliance Officer to the Board of Trustees for two years from the end of the fiscal year of the Fund in which such report is made or issued and for an addition three (3) years in a place that need not be easily accessible;

                  (5) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code, or who are or were responsible for reviewing such reports;

                  (6) A copy of each report required by Section VIII(B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three years in a place that need not be easily accessible; and

                  (7) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five
                           (5) years after the end of the fiscal year in which the approval is granted.

         (D) This Code may not be materially amended or modified except in a written form that is specifically approved by majority vote of the Independent Trustees.

                  This Code of Ethics was adopted and approved by the Board of Trustees of the Fund, including a majority of the Independent Trustees, at a meeting held on June 19, 2003.


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